Exhibit 99.1

                      TRANSACTIONS IN COMMON STOCK BY LEVIN

                          CONSOLIDATED-TOMOKA LAND CO.

No. of Shares      Average price           Date                  Buy/Sell

483,425            $13.75                  Sept.  24/99          Buy(1)

197,540            $13.1576                Sept.  27/99          Sell

- --------

(1) Received in distribution of common shares of CTO made by BKF in accordance with the Plan.